As filed with the Securities and Exchange Commission on May 13, 2010

Registration No. 333-66744

Registration No. 333-61269

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 3 TO

FORM S-3 REGISTRATION STATEMENT NO. 333-66744

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3 REGISTRATION STATEMENT NO. 333-61269

UNDER THE SECURITIES ACT OF 1933

DIEDRICH COFFEE, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

33-0086628

(IRS Employer Identification No.)

28 Executive Park, Suite 200, Irvine, California 92614

(949) 260-1600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Sean M. McCarthy

President and Chief Financial Officer

Diedrich Coffee, Inc.

28 Executive Park, Suite 200

Irvine, California 92614

(949) 260-1600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Howard Malovany, Esq.

Green Mountain Coffee Roasters, Inc.

33 Coffee Lane

Waterbury, VT 05676

(802) 244-5621

Approximate date of commencement of proposed sale to the public: Not Applicable

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following Registration Statements on Forms S-3 (the “Registration Statements”) filed by Diedrich Coffee, Inc. (the “Registrant”) with the Securities and Exchange Commission:

Registration No. 333-66744, filed on August 3, 2001, registering 2,565,455 shares of the Registrant’s Common Stock, par value $0.01 per share (“Common Stock”), as amended on each of September 13, 2001 and October 5, 2001; and

Registration No. 333-61269 filed on August 12, 1998, registering 1,499,183 shares of Common Stock.

On December 7, 2009, Green Mountain Coffee Roasters, Inc. (“GMCR”), Pebbles Acquisition Sub, Inc., a wholly owned subsidiary of GMCR (“Purchaser”), and the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”). On May 11, 2010, in accordance with the Merger Agreement and pursuant to the filing of a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware, Purchaser merged with and into the Registrant, with the Registrant surviving as a wholly owned subsidiary of GMCR (the “Merger”).

As a result of the Merger, the Common Stock no longer will be publicly traded. Accordingly, the Registrant wishes to terminate all offerings under the Registration Statements, and the Registrant hereby removes from registration all shares of Common Stock registered under the Registration Statements which remain unsold or otherwise unissued as of the filing date of these Post-Effective Amendments.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on May 13, 2010.

DIEDRICH COFFEE, INC.

By:	/s/ R. Scott McCreary
R. Scott McCreary
President

Pursuant to the requirements of the Securities Act of 1933, these Post-Effective Amendments to the Registration Statements have been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ R. Scott McCreary R. Scott McCreary	President (Principal Executive Officer)	May 13, 2010

/s/ Tina Bissonette Tina Bissonette	Vice President – Finance (Principal Financial and Accounting Officer)	May 13, 2010

/s/ Frances G. Rathke Frances G. Rathke	Director	May 13, 2010

/s/ Howard Malovany Howard Malovany	Director	May 13, 2010